For Immediate Release	Contact
May 14, 2009	Rose S. DiOttavio
President & CEO
(215) 471-2358
CORECARE SYSTEMS, INC. (Symbol : CRCS)
ANNOUNCES SUBSIDIARY LAWSUIT

On September 10, 2008 CoreCare Systems, Inc. subsidiary, Westmeade Healthcare, Inc. (Westmeade) was sued by Alternative Behavioral Services (ABS) owned by Psychiatric Solutions, Inc. (PSI) in the United States District Court for the Eastern District of Pennsylvania of for approximately $996,000.  On January 12, 2009 Westmeade counter sued for approximately $2,100,000.

The legal action was the result of a clinical management contract executed between the parties during the period November 14, 2005 through March 3, 2008.  ABS is suing for breach of contract due to unpaid monies allegedly owed; and Westmeade is suing for economic damages due to breach of contract associated with performance issuing including intentional interference with strategic contractual relationships and defamation.  Such actions further damaged Westmeade by reducing its enterprise value in sale negotiations.

The parties have discussed the possibility of a  mediation conference with the Court, however management cannot make any statement regarding the potential outcome of mediation conference or the results of Westmeade’s counter suit.

The Corporate Office of CoreCare Systems, Inc. is located at the Blackwell Human Services Campus, 111 North 49th Street, Philadelphia, PA  19139.  The Corporate Office can be reached at 215-471-2358.  Information on the Company can be accessed at its website: www.kirkbridecenter.com

Note: This release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called “forward-looking statements.” These statements can be identified by introductory words such as “expects,” “anticipates,” “plans,” “will,” “estimates,” “forecasts,” “projects,” or words of similar meaning and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new or proposed products or services, or future performance. Forward looking statements are often based upon assumptions of future facts or circumstances outside of the Company’s control. Many factors may cause actual results to differ from forward-looking statements including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. In particular, engagement of an investment banker should not be taken as a prediction that any type of transaction will occur.